                                                                    Exhibit 10.4


January 16, 2002


Mr. William F. Clifford
President and Chief Executive Officer
Pacific Shipyards International
One Drydock Way
Honolulu, Hawaii 96820

Dear Bill:

      Thanks for your prompt response to our recent letter concerning formation of a Joint Venture and other business arrangements for doing Navy work in Hawaii. This letter summarizes points raised in our conference call of 7 January 2002 and documents the terms as to the best organization for the IDIQ MS/MY contract in Hawaii. If you accept this proposed agreement, please acknowledge by signing as provided below. We would propose that upon acceptance of this agreement that both parties would execute an amendment to the current Teaming Agreement to memorialize this agreement.

BUSINESS STRUCTURE

      HSI will serve as prime contractor and authorize management of the entire IDIQ MS/MY program to an administrative group we will refer to as TEAM HAWAII. TEAM HAWAII will be funded 50% by PSI and 50% by Southwest Marine Inc. ("SWM"). TEAM HAWAII will have a small staff including Bill Clifford as President and Roger Kubischta as Program Manager. Bill Clifford will report jointly to Alexander J. Krekich in his capacity as Chief Operating Officer of United States Marine Repair, Inc. and to the Board of Advisors of PSI. Roger Kubischta will report jointly to Bill Clifford as President of HSI and to Monty Dickinson as President of Southwest Marine, Inc. TEAM HAWAII's staff will be responsible for the profitability of the IDIQ MS/MY contracts and report to the principals.

      The functions of TEAM HAWAII on the MS/MY contract would be to (1) serve as the primary interface between the HSI/SWM team and the U.S. Navy, (2) prepare, submit, and negotiate all price proposals to the U.S. Navy, (3) make decisions as to the allocation of work between HSI and Southwest Marine, and (4) prepare all HSI invoices to the Navy on MS/MY availabilities. TEAM HAWAII will function to split the profits and share the risk from the actual performance of the contract availabilities. TEAM HAWAII will submit and negotiate each IDIQ MS/MY contract availability price proposal and prepare invoices to the U.S. Navy on behalf of HSI as the prime contractor. When a request for proposal or a contract change order is received, TEAM HAWAII will determine which work is best performed by PSI/HSI and which work is best performed by SWM. HSI and SWM would then submit price quotes without profit to TEAM HAWAII at an accepted rate structure for Government Contracting (including overhead, G&A, and other allowable costs). TEAM HAWAII will apply a reasonable profit to all costs. TEAM HAWAII will then prepare a proposal for HSI to submit to the Government. HSI and SWM will split the profits of IDIQ MS/MY availabilities, as shown in Attachment A, at the completion of each contract availability.

January 16, 2002
Mr. William F. Clifford
Page 2



      HSI and Southwest Marine will absorb all operating costs of TEAM HAWAII in equal amounts so that it will not be necessary to separately charge the Navy for TEAM HAWAII administrative costs. Instead, these costs will be included in either the overhead or G&A expenses of HSI and SWM. For instance, it should be possible for all TEAM HAWAII personnel to remain on the payroll of their respective parent companies. In addition, TEAM HAWAII's staff could occupy HSI/SWM offices without cost. Finally, a mechanism could be established so that other expenses are apportioned to achieve the desired 50-50 split on costs.

      The most efficient notional work split at this time is for HSI to provide production manpower and material that is available locally. SWM will provide the management team (including some PSI personnel selected by Bill and Roger) and buy material that must be obtained on the mainland. SWM will also accomplish the subcontracting, as determined by TEAM HAWAII, because of its success in obtaining significant discounts for early payment terms. These discounts would offset the G&A markup on material, lower costs, and be attractive to the Navy.

      For work performed under IDIQ MS/MY availabilities, SWM requires HSI to make progress payments on a net 30-day basis, except where amounts are disputed by the government. HSI will consider providing payment security such as an assignment or security interest in MS/MY receivables or letters of credit.

EXCLUSIVITY AGREEMENT

      USMR and PSI will enter into a two-year exclusivity agreement in which PSI agrees not to offer its business for sale to other buyers. Additionally, PSI agrees to negotiate with USMR in good faith on terms of a definitive acquisition or merger agreement. The two-year period will commence on January 22, 2002 and end on January 22, 2004 with the second year contingent on the survival of the MS/MY contract as described below.

      In consideration for this grant of exclusivity, USMR will pay PSI an annual fee of $325,000. The first payment will be remitted in full by January 30, 2002. The second payment will be remitted by January 30, 2003 provided the Navy has exercised the option for the second year and that the merger of the two companies has not been completed by that time. If the parties agree on terms of a business combination during this period, all amounts paid by USMR to PSI under the exclusivity agreement shall be applied towards the purchase price. If the parties have not entered into a business combination by the end of the two-year exclusivity period, or if USMR or a USMR subsidiary has not entered into an agreement to acquire Marisco, Ltd., then PSI and SWM agree to negotiate in good faith as to the best relationship under the original terms of the IDIQ MS/MY Teaming Agreement.

INFRASTRUCTURE

      SWM will pay PSI a facility rental fee of $350,000 plus one half of any fees assessed for rental of Navy property during the first two years of the MS/MY contract. $175,000 will be paid upon execution of this agreement, the remaining lump sum amount of $175,000 will be paid only

January 16, 2002
Mr. William F. Clifford
Page 3



if the MS/MY second year option is exercised, in which case it will be due within 30 days of execution of the second year option. The 50% share of any Navy assessed monthly rental fee shall be paid monthly. If the rent is "in-kind," SWM shall reimburse PSI in cash for PSI's in-kind work, using a rate for PSI accepted by Government Contracting (including overhead, G&A, and other allowable costs). The "lump sum" rental fee of $350,000 applies regardless of whether the venture uses facilities at the naval base or works from other PSI facilities.

      If the Navy terminates the MS/MY during the first or second year period, TEAM HAWAII will split any remaining funds that are unexpended, and determine how to redistribute tools or equipment which have been purchased with these funds. Otherwise, after two years, PSI will be entitled to retain the facility rental fee.

      In consideration of the rents paid by SWM, PSI will:

    - Pay the costs for leasing office furniture and equipment, for tooling and to outfit the temporary shop for use by the Hawaii team.

    - PSI will provide Southwest Marine with access to shops and warehouses at PSI facilities.

OTHER TERMS AND CONDITIONS

1. Under this agreement, TEAM HAWAII, an integrated PSI/SWM management team, will be responsible to the principals for the profitability of work performed. PSI/HSI will provide the workforce and production capability while SWM will provide project management, material procurement, temporary labor for shipyard skills not available in the resident Hawaii workforce, and perform the subcontracting. A key objective of both parties is to improve the performance of TEAM HAWAII. Each party must work to improve the functions they directly control while assisting the other member to improve in their areas of responsibility. For example, PSI will support SWM's efforts to improve subcontractor control and performance while SWM will support the efforts of PSI/HSI to develop the capabilities and capacity of the local workforce.

2. During the Term of the Exclusivity Agreement the parties may pursue additional investments in the Hawaii market and may carry out such investments through Teaming, a joint venture, or through USMR/SWM individually. Any such investment undertaken during the Term of the Exclusivity Agreement, and for a 3 year period surviving the Exclusivity Agreement, shall be considered an effort of SWM/PSI Team and PSI will have the right to acquire up to 49% of any such investment for a price to be mutually determined using valuation factors comparable to the original purchase price, but not less than the original purchase price.
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January 16, 2002
Mr. William F. Clifford
Page 4



We hope that this proposal is acceptable to you as a final agreement and look forward to hearing from you soon.

Warm regards,


/s/ Alexander J. Krekich
-------------------------------
Alexander J. Krekich
President and Chief Operating Officer
United States Marine Repair, Inc.


Acknowledged and Agreed to by:


/s/ William F. Clifford
-------------------------------
William F. Clifford
President and Chief Executive Officer
Pacific Shipyards International

ATTACHMENT A

PROPOSED TEAMING ARRANGEMENT BETWEEN HSI AND SWM

      EXPLAINING PROCESS TO THE NAVY

The Navy would be told that the MSMY contract will be managed jointly by a team comprised of HSI and SWM ("TEAM HAWAII"). There is no formal JV entity and all of the costs of the team will be included in the indirect pools of either SWM or HSI. It is only an arrangement between SWM and HSI to establish a joint project management team and to split profits.

      HOW THE PROCESS WILL WORK

1.    The Navy will continue to contract with HSI as the prime.
2. SWM and HSI will provide cost estimates to TEAM HAWAII for each availability. The TEAM HAWAII program team will prepare HSI's fixed price proposal to the Navy and include a reasonable profit (14%).
3. The TEAM HAWAII partners will divide profits based on final allowable cost results for each team member. All profit over and above allowable contract costs of the team will be divided 60% to HSI and 40% to SWM.
4. HSI will subcontract to SWM on a cost-plus basis with a NTE limit. Risk for contract performance is shared jointly by the TEAM HAWAII partners.

      EXAMPLE OF CONTRACT PRICING FORMULA

The SWM and HSI price estimates to TEAM HAWAII will be at cost:

      HSI cost estimate without profit   $   2,500,000
      SWM cost estimate without profit       1,500,000
                                             ---------

      Subtotal                           $   4,000,000
      HSI team profit mark-up   14%            560,000
                                         -------------

      Total HSI price to Navy            $   4,560,000
                                         =============

ENDING PROFIT SPLIT

      SWM   =  $  224,000  40%
      HSI   =  $  336,000  60%
               ----------
      Total =  $  560,000